EXHIBIT 99.1

Community West Bancshares Completes $8.1 Million Sale of 9% Convertible Subordinated Debentures

GOLETA, Calif., Aug. 9, 2010 (GLOBE NEWSWIRE) -- Community West Bancshares (Nasdaq:CWBC), parent company of Community West Bank, today announced the successful completion of its previously announced public offering of $8,085,000 of 9% convertible subordinated debentures. Proceeds from the offering will be used to further strengthen the capital position of the Company and support its strategic growth opportunities.

This press release is for informational purposes only and shall not constitute an offer to sell nor a solicitation of an offer to buy any securities of Community West Bancshares in any state or jurisdiction, nor shall there be a sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction or an exemption therefrom.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT:  Community West Bancshares
          Lynda J. Nahra, President & CEO
          805.692.5821
          www.communitywestbank.com